Exhibit 99.01

April 29, 2011

News Release

FOR IMMEDIATE RELEASE

For more information contact:

Susan K. Still, President and CEO, 540-278-1705

Charles W. Maness, Jr. Executive Vice President and CFO, 540-278-1702

HomeTown Bankshares Reports First Quarter Earnings Increase Roanoke, VA

HomeTown Bankshares Corporation, the holding company of HomeTown Bank, reported increased earnings for the first quarter ended March 31, 2011. Earnings for the first quarter of 2011 were $262 thousand compared to a profit of $255 thousand for the first quarter of 2010. Net income from operations improved 45% from $178 thousand in the first quarter of 2010 to $258 thousand in the first quarter of 2011, after excluding a $77 thousand gain on the sale of other real estate owned in 2010 and a $4 thousand gain on sale of securities in 2011. After preferred dividends of $151 thousand, net income available to common shareholders for the first quarter of 2011 was $111 thousand vs. $105 thousand in 2010. On a per share basis, earnings available to common shareholders were $0.03 per share for the first quarter of 2011 compared to $0.03 per share for the first quarter of 2010.

Earnings performance in 2011 was enhanced by an 11% increase in net interest income to $2.75 million, $282 thousand higher than the same period of 2010. In addition, the Company’s net interest margin increased to 3.29% in the first quarter of 2011 from 3.13% in the first quarter of 2010. Continued growth in core deposits during the first quarter of 2011 and an improved mix of deposits, particularly non-interest bearing deposits, enhanced liquidity and contributed to the improved margin.

Non-interest income continued to be an important contributor to the Company’s year-to-date financial performance for 2011. An increase in mortgage loan brokerage income and other non-interest income was realized while service charge income on deposit accounts declined. A securities gain of $4 thousand was realized during the first quarter of 2011 vs. a $77 thousand gain on the sale of other real estate owned during the same period in 2010.

“We are very pleased with the rebound in earnings in 2011 and the growth in first quarter core earnings over the prior year,” said Susan K. Still, President and CEO. “Our continued focus throughout 2011 will be to continue to grow earnings, increase our net interest margin, and effectively control costs.”

HomeTown Bankshares Corporation

April 29, 2011

Balance Sheet

Total assets of the Company grew to a record level of $357 million at March 31, 2011, up from $349 million at March 31, 2010 and $353 million at December 31, 2010. Due to suppressed economic conditions, loan growth slowed to 2% or $5 million from $259 million at March 31, 2010 to $264 million at March 31, 2011. Loan growth is expected to moderate further in the first half of 2011 with increased growth during the second half of 2011 as economic conditions improve. Total deposits increased $22 million to $305 million at March 31, 2011, a 8% increase from $283 million the prior year. In addition, the Bank’s capital position remains above regulatory standards for well-capitalized banks. “We are particularly pleased with the continued, strong growth in core deposits which supported 100% of our asset growth over the prior year as well as the first quarter of 2011,” said Ms. Still.

Asset Quality

Non-performing assets increased to $10.08 million to 2.82% of total assets at March 31, 2011 with non-performing loans totaling $5.96 million or 2.26% of total loans vs. $5.03 million or 1.94% of total loans at March 31, 2010. Net loan losses for the first quarter of 2011 were $397 thousand or 0.15% of average loans vs. $64 thousand or 0.03% of average loans for the first quarter of 2010. The allowance for loan losses was $5.01 million at March 31, 2011 or 1.92% of the loan portfolio compared to $3.15 million or 1.22% at March 31, 2010. During the first quarter of 2011, the Company’s loan loss provision was $248 thousand vs. $353 thousand during the first quarter of 2010.

HomeTown Bankshares Corporation offers a full range of banking services to small and medium-size businesses, real estate investors and developers, private investors, professionals and individuals. The Bank serves the Roanoke and New River Valleys and Smith Mountain Lake through five branches and a loan production office. A high level of responsive and professionalized service coupled with local decision-making is the hallmark of its banking strategy.

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Forward-Looking Statements:

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, competition, changes in the stock and bond markets and technology. The Company does not update any forward-looking statements that it may make.